Exhibit 99.1

LAZARD LTD REPORTS

FULL-YEAR AND FOURTH-QUARTER 2017 RESULTS

Record annual operating revenue of $2.65 billion, up 13% from prior year	Record annual operating revenue in both Asset Management, up 20%, and Financial Advisory, up 7%	Entering 2018 with record assets under management and a vibrant M&A environment

NEW YORK, February 1, 2018 – Lazard Ltd (NYSE: LAZ) today reported record annual operating revenue1 of $2,655 million for the year ended December 31, 2017. Net income, as adjusted1 and excluding one-time charges2, was $501 million, or $3.78 per share (diluted) for the year. Annual net income on a U.S. GAAP basis for the year was $254 million, or $1.91 per share (diluted).

For the fourth quarter of 2017, net income, as adjusted1 and excluding one-time charges2, was $148 million, or $1.12 per share (diluted). On a U.S. GAAP basis, net loss for the fourth quarter was $84 million, or $0.70 per share (diluted).

“Our record operating performance in 2017 underscores the strength of our business model, the power of our franchise, and the results we are achieving for clients,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “We have momentum in an improving global macroeconomic environment, and we continue to invest in our business to serve clients, capitalize on growth opportunities and build shareholder value.”

($ in millions, except per share data and AUM)	Year Ended Dec. 31,			Quarter Ended Dec. 31,
	2017	2016	%’17-’16	2017	2016	%’17-’16
Net Income (loss)
US GAAP	$254	$388	(35)%	$(84)	$128	NM
Per share, diluted	$1.91	$2.92	(35)%	$(0.70)	$0.96	NM
Adjusted[1,2]	$501	$410	22%	$148	$150	(1)%
Per share, diluted	$3.78	$3.09	22%	$1.12	$1.13	(1)%
Operating Revenue[1]
Total operating revenue	$2,655	$2,344	13%	$683	$685	(0)%
Financial Advisory	$1,388	$1,301	7%	$335	$405	(17)%
Asset Management	$1,240	$1,031	20%	$339	$275	23%
AUM ($ in billions)
Period End	$249	$198	26%
Average	$227	$195	16%	$244	$200	22%

Media Contact:	Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact:	Alexandra Deignan	+1 212 632 6886	alexandra.deignan@lazard.com

Note: Endnotes are on page 7 of this release. A reconciliation to U.S. GAAP is on page 19.

OPERATING REVENUE

Operating revenue1 was a record $2,655 million for 2017, 13% higher than 2016. Fourth-quarter 2017 operating revenue was $683 million, approximately even with the record fourth quarter of 2016.

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as 1) Strategic Advisory (M&A Advisory, Capital Advisory, Sovereign Advisory, Shareholder Advisory, Capital Raising, and other advisory work for clients), and 2) Restructuring.

Full Year

Financial Advisory operating revenue was a record $1,388 million for 2017, 7% higher than 2016.

Strategic Advisory operating revenue was $1,126 million for 2017, 2% higher than 2016.

Lazard advised or continues to advise on a number of the largest global M&A transactions announced in 2017, including (clients are in italics): Aetna’s $77 billion sale to CVS Health; Johnson & Johnson’s $30 billion acquisition of Actelion, with spin-out of Idorsia; Unibail-Rodamco’s $24.7 billion acquisition of Westfield; Sempra Energy’s acquisition of an 80% ownership interest in Oncor, valuing Oncor at $18.8 billion; and Calpine’s $17.1 billion sale to a consortium led by Energy Capital Partners.

Our Capital and Shareholder Advisory practices remained active globally in 2017, advising on a breadth of public and private assignments. Our Sovereign Advisory practice also remained active, advising governments, sovereign and sub-sovereign entities across developed and emerging markets.

Restructuring operating revenue was $262 million for 2017, up 30% from 2016. During or since 2017, we have been engaged in a broad range of highly visible and complex restructuring and debt advisory assignments, including publicly announced roles for: CGG; J.Crew; Takata; Toshiba; and Toys “R” Us.

Fourth Quarter

Financial Advisory operating revenue was $335 million for the fourth quarter of 2017, 17% lower than the record fourth quarter of 2016.

Strategic Advisory operating revenue was $302 million for the fourth quarter of 2017, 18% lower than the fourth quarter of 2016.

Restructuring operating revenue was $33 million for the fourth quarter of 2017, 8% lower than the fourth quarter of 2016.

Please see M&A transactions on which Lazard advised in the fourth quarter, or continued to advise or completed since December 31, 2017, as well as Capital Advisory, Sovereign Advisory and Restructuring assignments, on pages 8 –11 of this release.

Asset Management

In the text portion of this press release, we present our Asset Management results as 1) Management fees and other revenue, and 2) Incentive fees.

Full Year

Asset Management operating revenue was a record $1,240 million for 2017, 20% higher than 2016.

Management fees and other revenue was a record $1,194 million for 2017, 18% higher than 2016. Incentive fees were $46 million for 2017, compared to $16 million for 2016.

Average assets under management (AUM) for 2017 was a record $227 billion, 16% higher than 2016.

AUM as of December 31, 2017 was a record $249 billion, up 26% from December 31, 2016. Net inflows for 2017 were $3.1 billion.

Fourth Quarter

Asset Management operating revenue was a record $339 million for the fourth quarter of 2017, 23% higher than the fourth quarter of 2016.

Management fees and other revenue was a record $320 million for the fourth quarter of 2017, 22% higher than the fourth quarter of 2016, and 3% higher than the third quarter of 2017. Incentive fees were $19 million for the fourth quarter of 2017, compared to $12 million for the fourth quarter of 2016.

Average AUM for the fourth quarter of 2017 was a record $244 billion, 22% higher than the fourth quarter of 2016, and 4% higher than the third quarter of 2017.

AUM as of December 31, 2017, increased 5% from September 30, 2017. The sequential increase was primarily driven by market appreciation, foreign exchange movement, and net inflows of $137 million.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

Adjusted compensation and benefits expense1 for 2017 was $1,481 million, 12% higher than 2016, with a consistent deferral policy. The corresponding adjusted compensation ratio1 was 55.8% for 2017, compared to 56.5% for 2016.

Awarded compensation expense1 for 2017 was $1,476 million, 12% higher than 2016. The corresponding awarded compensation ratio1 was 55.6% for 2017, compared to 56.2% for 2016.

We take a disciplined approach to compensation, and our goal is to maintain a compensation-to-operating revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted basis, with consistent deferral policies.

Non-Compensation Expense

Adjusted non-compensation expense1 for 2017 was $461 million, 6% higher than 2016. The ratio of non-compensation expense to operating revenue1 was 17.4% for 2017, compared to 18.5% for 2016.

Adjusted non-compensation expense1 for the fourth quarter of 2017 was $127 million, 10% higher than the fourth quarter of 2016, primarily reflecting increased marketing costs and investments in the business. The ratio of non-compensation expense to operating revenue1 was 18.5% for the fourth quarter of 2017, compared to 16.8% for the fourth quarter of 2016.

Our goal remains to achieve an adjusted non-compensation expense-to-operating revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $159 million for full-year 2017 and $28 million for the fourth quarter of 2017. The effective tax rate on the same basis was 24.1% for full-year 2017, compared to 23.7% for full-year 2016.

In the fourth quarter of 2017, as a result of the 2017 U.S. Tax Cuts and Jobs Act, our U.S. GAAP provision for income taxes included a charge of approximately $420 million, primarily relating to the reduction in certain deferred tax assets, with an offsetting benefit of approximately $203 million relating to the reduction in our Tax Receivable Agreement (TRA) obligation.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt and returning capital to shareholders through dividends and share repurchases.

In 2017, Lazard returned $716 million to shareholders, which included: $341 million in dividends; $307 million in share repurchases of our Class A common stock; and $68 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants.

During 2017, we repurchased 7.0 million shares of our Class A common stock for an average price of $44.10 per share. In line with our objectives, these repurchases more than offset the potential dilution from our 2016 year-end equity-based compensation awards (net of estimated forfeitures and tax withholding to be paid in cash in lieu of share issuances), which were granted at an average price of $43.42 per share. As of January 30, 2018, our remaining share repurchase authorization was $220 million.

On January 31, 2018, Lazard declared dividends totaling $1.71 per share, comprised of a quarterly dividend of $0.41 per share and an extra cash dividend of $1.30 per share, on Lazard’s outstanding Class A common stock. The dividends are payable on February 23, 2018, to stockholders of record on February 12, 2018.

Lazard’s financial position remains strong. As of December 31, 2017, our cash and cash equivalents were $1,484 million, and stockholders’ equity related to Lazard’s interests was $1,201 million.

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CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EST on February 1, 2018, to discuss the company’s financial results for the full year and fourth quarter of 2017. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 394-8218 (U.S. and Canada) or +1 (323) 701-0225 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EST on February 1, 2018, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 5950635.

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com. Follow Lazard at @Lazard.

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Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies, business plans and initiatives and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also discussed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global or regional financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites, Lazard’s Twitter account (twitter.com/Lazard) and other social media sites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various mutual funds, hedge funds and other investment products managed by Lazard Asset Management LLC and Lazard Frères Gestion SAS. Investors can link to Lazard and its operating company websites through www.lazard.com.

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ENDNOTES

[1]	A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.

[2]	Fourth-quarter and full-year results for 2017 were affected primarily by the following charges:

•	In the fourth quarter of 2017, as a result of the 2017 U.S. Tax Cuts and Jobs Act, our U.S. GAAP provision for income taxes included a charge of approximately $420 million primarily relating to the reduction in certain deferred tax assets, with an offsetting benefit of approximately $203 million relating to the reduction in our Tax Receivable Agreement (TRA) obligation. On a U.S. GAAP basis, these items resulted in a net charge of $1.81 (diluted) per share in the quarter, and $1.64 (diluted) per share for full-year 2017.

•	Fourth-quarter and full-year 2017 adjusted results exclude pre-tax charges of (i) $9.9 million and $25.3 million, respectively, of costs associated with the implementation of a new Enterprise Resource Planning (ERP) system, and (ii) $6.8 million and $11.4 million, respectively, of office space reorganization costs primarily relating to incremental rent expense, lease abandonment costs and an onerous lease provision. On a U.S. GAAP basis, these items collectively resulted in a net charge of $10.6 million, or $0.09 (diluted) per share, in the fourth quarter and a net charge of $23.4 million, or $0.18 (diluted) per share, for full-year 2017.

•	Full-year 2017 adjusted results also exclude post-tax charges of $6.6 million of acquisition-related items, primarily reflecting changes in fair value of contingent consideration associated with certain business acquisitions. On a U.S. GAAP basis, this resulted in a charge of $0.05 (diluted) per share for full-year 2017.

LAZ-EPE

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FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the fourth quarter of 2017)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the fourth quarter of 2017 on which Lazard advised were the following:

•	Level 3 Communications on its $34 billion sale to CenturyLink

•	Gilead’s $11.9 billion acquisition of Kite Pharma

•	Paysafe’s £3.0 billion recommended sale to a consortium of funds managed or advised by Blackstone and CVC

•	Express Scripts’ $3.6 billion acquisition of eviCore healthcare

•	Anheuser-Busch InBev’s $3.2 billion transition of its 54.5% stake in Coca-Cola Beverages Africa to The Coca-Cola Company

•	Blackstone and Alliance Industries Group on the $2.0 billion sale of Alliance Automotive Group to Genuine Parts

•	Blackstone in CF Corporation’s $1.8 billion consortium acquisition of Fidelity & Guaranty Life

•	Special Committee of the Board of Phillips Edison Grocery Center REIT I in the company’s $1.0 billion acquisition of real estate assets and the third party asset management business from Phillips Edison Limited Partnership

•	Landauer’s $770 million sale to Fortive

•	Hotel Investment Partners €631 million sale to Blackstone

•	Investcorp’s €605 million sale of Esmalglass to Lone Star Funds

•	Accella Performance Materials’ $670 million sale to Carlisle Companies

•	SciClone Pharmaceuticals’ $605 million sale to a consortium led by GL Capital

•	Ontario Teachers’ Pension Plan’s sale of a minority stake in Busy Bees to Temasek

•	IPFS’s acquisition of Premium Assignment Corporation from SunTrust

•	The Ferrero Group’s acquisition of Ferrara Candy Company

•	The Carlyle Group’s acquisition of ADB SAFEGATE

•	IK Investment Partners’ sale of Schenck Process to Blackstone

•	KKR Credit’s sale of its shareholding in URSA to Xella International

•	ITS ConGlobal on its sale to AMP Capital

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised during or since the 2017 fourth quarter, or completed since December 31, 2017, are the following:

•	Aetna’s $77 billion sale to CVS Health

•	Altice on its $40 billion group reorganization, including the spin-off of Altice USA and new Altice Europe structure

•	Unibail-Rodamco’s $24.7 billion acquisition of Westfield

•	Sempra Energy’s acquisition of an 80% ownership interest in Oncor, valuing Oncor at $18.8 billion

•	Calpine’s $17.1 billion sale to a consortium led by Energy Capital Partners

•	Great Plains Energy’s $14 billion merger of equals with Westar Energy

•	Sanofi’s $11.6 billion acquisition of Bioverativ

•	Safran’s €8.7 billion acquisition of Zodiac Aerospace

•	Thales’ €5.6 billion acquisition of Gemalto through a recommended all-cash offer

•	WGL Holdings’ $6.4 billion sale to AltaGas

•	Bacardi’s $5.1 billion acquisition of Patrón Tequila

•	WestRock’s $4.9 billion acquisition of KapStone

•	Sanofi’s €3.9 billion acquisition of Ablynx

•	Hammerson’s £3.4 billion recommended all-share offer for Intu Properties

•	AVEVA’s $4.7 billion combination with Schneider Electric’s industrial software business

•	NJJ Capital in the €3.5 billion consortium acquisition of eir

•	Clayton, Dubilier & Rice on their acquisition of a 40% stake in Belron, valuing Belron at €3.0 billion

•	The Ferrero Group’s $2.8 billion acquisition of Nestlé’s U.S. confectionary business

•	Genworth Financial’s $2.7 billion sale to China Oceanwide

•	Special Committee of the Board of Directors of General Communication, Inc. (“GCI”) in the $2.7 billion sale of GCI to Liberty Interactive

•	Scotiabank’s $2.2 billion acquisition of BBVA’s 68% interest in BBVA Chile

•	BASF’s €1.6 billion acquisition of Solvay’s global polyamide business

•	Aldermore on the £1.1 billion recommended offer by FirstRand

•	China Southern Power Grid’s $1.3 billion acquisition of a 27.8% stake in a Chilean regulated transmission business from Brookfield Infrastructure

•	APG Group on the consortium acquisition of a €1.0 billion portfolio of infrastructure assets from Ardian

•	Lone Star Funds’ €1.0 billion acquisition of Stark Group from Ferguson

•	Cardinal Health’s $1.2 billion sale of its China business to Shanghai Pharma

•	Owens Corning’s €900 million acquisition of Paroc

•	Google’s $1.1 billion cooperation agreement with HTC*

•	VEON on the $940 million sale of its tower business in Pakistan

•	AviAlliance in the €600 million 20-year extension of the Athens International Airport Concession Agreement

•	Owens & Minor’s $710 million acquisition of Halyard Health’s S&IP business

•	NYX Gaming Group’s CAD 775 million sale to Scientific Games*

•	Republic of Serbia and Belgrade Nikola Tesla Airport in the awarding of a 25-year concession to Vinci Airports, including a €501 million upfront payment

•	Abengoa’s $607 million sale of a 25% stake in Atlantica Yield to Algonquin Power & Utilities

•	Liberty House Group’s $500 million binding conditional offer to acquire Aluminium Dunkerque from Rio Tinto

•	Areva on its reorganization and recapitalization plan

•	AkzoNobel on the separation of its Specialty Chemicals business

•	Dover on the spin-off of its Wellsite business

•	Anheuser-Busch InBev’s combination of its Russia and Ukraine businesses with those of Anadolu Efes

•	Montagu Private Equity and Astorg on the sale of Sebia

•	Sun Capital Partners’ sale of Albéa to PAI Partners

•	PAI Partners and Sagard on the sale of Kiloutou to HLDI and HLD Europe

•	Carrefour on the potential investment by Tencent and Yonghui in Carrefour China and a strategic cooperation agreement with Tencent in China

•	Quala’s sale of its personal care and home care brands to Unilever

•	CDPQ and Ardian’s acquisition of a significant interest in Alvest*

•	99 Taxis on its sale to Didi Chuxing*

•	Alinta Energy, and its owner Chow Tai Fook Enterprises, on the acquisition of Loy Yang B power station*

•	Rhône’s strategic partnership with, and sale of a 30% interest to, Eurazeo

•	The Rockefeller Family Trust on Rockefeller Financial Services’ formation of Rockefeller Capital Management, in partnership with Viking Global and Gregory J. Fleming

*	Transaction completed since December 31, 2017

Capital Advisory

Among the publicly announced Capital Advisory transactions or assignments on which Lazard advised during or since the fourth quarter of 2017 were the following:

•	Banca Monte dei Paschi di Siena’s precautionary recapitalization through an €8.1 billion capital increase and €5.5 billion disposal of a bad loan portfolio with a total GBV of €26 billion

•	Pirelli on its €2.4 billion initial public offering

•	DomusVi on the syndication of a €1.0 billion term loan and €130 million revolving credit facility

•	Tritax Big Box REIT on its £850 million debt refinancing

•	Terveystalo on its €876 million initial public offering

•	TI Fluid Systems on its £407 million initial public offering

•	Via Transportation in its fund raise and strategic investment from Daimler

•	Congruex on its alliance with Crestview Partners

•	Almaviva Santé on its refinancing

•	Keys Group on its debt refinancing

Sovereign Advisory

Among the publicly announced Sovereign Advisory assignments on which Lazard advised during or since the fourth quarter of 2017 were the following:

•	The OJSC International Bank of Azerbaijan

•	Southern Gas Corridor CJSC of Azerbaijan

•	Altiplano (Bolivia)

•	The Democratic Republic of the Congo

•	The Republic of the Congo

•	The Republic of Croatia

•	Compania Nacional de Telecomunicacion (The Republic of Ecuador)

•	Refineria del Pacifico (The Republic of Ecuador)

•	The Federal Democratic Republic of Ethiopia

•	The Gabonese Republic

•	Sotrader (joint venture between the government of Gabon and Olam International)

•	The Hellenic Republic

•	The Hashemite Kingdom of Jordan

•	airBaltic (majority owned by the government of Latvia)

•	SNIM (The Islamic Republic of Mauritania)

•	The Republic of Mozambique

•	Nama Holding (Oman)

•	Oman Oil

•	The Republic of Serbia

•	Ukraine and certain sub-sovereign entities

•	NJSC Naftogaz of Ukraine

•	The Republic of Zimbabwe

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the fourth quarter of 2017 on which Lazard advised include: SunEdison in connection with its Chapter 11 bankruptcy restructuring; and Sorgenia and Odebrecht Oil & Gas in connection with their debt restructurings.

Notable ongoing restructuring and debtor or creditor advisory assignments on which Lazard advised during or since the fourth quarter of 2017 include: Breitburn Energy Partners, CGG, Expro Group, GST Autoleather, Seadrill, Takata, and Toys “R” Us in connection with their Chapter 11 or similar bankruptcy restructurings; Nine West in connection with its debt restructuring; lenders to Danaos on the company’s restructuring; Toshiba in connection with the restructuring of its Westinghouse subsidiary; Quality Care Properties on strategic options in relation to HCR ManorCare; and Claire’s Stores on capital structure alternatives.

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LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
($ in thousands, except per share data)	2017	2017	2016	2017	2016
Total revenue	$692,332	$638,131	$705,803	8%	(2%)
Interest expense	($13,524)	(13,272)	(14,238)

Net revenue	678,808	624,859	691,565	9%	(2%)
Operating expenses:
Compensation and benefits	374,673	361,787	381,267	4%	(2%)
Occupancy and equipment	37,374	29,156	28,162
Marketing and business development	25,628	19,798	22,710
Technology and information services	34,242	31,373	26,055
Professional services	14,231	11,005	13,635
Fund administration and outsourced services	18,729	18,325	16,994
Amortization and other acquisition-related costs	4,511	172	33,410
Other	13,430	9,031	12,476

Subtotal	148,145	118,860	153,442	25%	(3%)

Benefit pursuant to tax receivable agreement	(202,546)	—	—

Operating expenses	320,272	480,647	534,709	(33%)	(40%)

Operating income	358,536	144,212	156,856	NM	NM
Provision for income taxes	441,490	32,742	27,869	NM	NM

Net income (loss)	(82,954)	111,470	128,987	NM	NM
Net income attributable to noncontrolling interests	604	2,260	1,005

Net income (loss) attributable to Lazard Ltd	($83,558)	$109,210	$127,982	NM	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	119,866,860	121,243,598	123,170,333	(1%)	(3%)
Diluted	119,866,860	132,393,664	132,980,861	(9%)	(10%)
Net income (loss) per share:
Basic	($0.70)	$0.90	$1.04	NM	NM
Diluted	($0.70)	$0.82	$0.96	NM	NM

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Year Ended
($ in thousands, except per share data)	December 31, 2017	December 31, 2016	% Change
Total revenue	$2,697,829	$2,383,663	13%
Interest expense	(53,518)	(50,292)

Net revenue	2,644,311	2,333,371	13%
Operating expenses:
Compensation and benefits	1,512,873	1,340,543	13%
Occupancy and equipment	124,842	109,305
Marketing and business development	89,205	83,202
Technology and information services	121,671	97,461
Professional services	47,932	45,512
Fund administration and outsourced services	71,305	63,421
Amortization and other acquisition-related costs	9,514	35,247
Other	44,069	41,219

Subtotal	508,538	475,367	7%

Benefit pursuant to tax receivable agreement	(202,546)	—

Operating expenses	1,818,865	1,815,910	0%

Operating income	825,446	517,461	60%
Provision for income taxes	565,599	123,769	NM

Net income	259,847	393,692	(34%)
Net income attributable to noncontrolling interests	6,264	5,994

Net income attributable to Lazard Ltd	$253,583	$387,698	(35%)

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	121,573,442	124,770,401	(3%)
Diluted	132,479,728	132,633,630	(0%)
Net income per share:
Basic	$2.09	$3.11	(33%)
Diluted	$1.91	$2.92	(35%)

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

($ in thousands)	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$1,483,836	$1,158,785
Deposits with banks and short-term investments	935,431	419,668
Cash deposited with clearing organizations and other segregated cash	35,539	29,030
Receivables	571,616	638,282
Investments	427,186	459,422
Goodwill and other intangible assets	391,364	382,024
Deferred tax assets	648,293	1,075,777
Other assets	433,444	393,520

Total Assets	$4,926,709	$4,556,508

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$992,338	$472,283
Accrued compensation and benefits	593,781	541,588
Senior debt	1,190,383	1,188,600
Tax receivable agreement obligation	310,275	513,610
Other liabilities	579,759	546,614

Total liabilities	3,666,536	3,262,695
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,298	1,298
Additional paid-in capital	789,452	688,231
Retained earnings	1,080,413	1,134,186
Accumulated other comprehensive loss, net of tax	(232,562)	(314,222)

Subtotal	1,638,601	1,509,493
Class A common stock held by subsidiaries, at cost	(437,530)	(273,506)

Total Lazard Ltd stockholders’ equity	1,201,071	1,235,987
Noncontrolling interests	59,102	57,826

Total stockholders’ equity	1,260,173	1,293,813

Total liabilities and stockholders’ equity	$4,926,709	$4,556,508

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
($ in thousands, except per share data)	December 31, 2017	September 30, 2017	December 31, 2016	September 30, 2017	December 31, 2016
Revenues:
Financial Advisory	$335,098	$305,890	$404,577	10%	(17%)
Asset Management	338,967	315,470	275,365	7%	23%
Corporate	8,555	5,965	5,256	43%	63%

Operating revenue (b)	$682,620	$627,325	$685,198	9%	(0%)

Expenses:
Adjusted compensation and benefits expense (c)	$366,927	$354,439	$375,865	4%	(2%)

Ratio of adjusted compensation to operating revenue	53.8%	56.5%	54.9%
Non-compensation expense (d)	$126,590	$110,507	$115,125	15%	10%

Ratio of non-compensation to operating revenue	18.5%	17.6%	16.8%
Earnings:
Earnings from operations (e)	$189,103	$162,379	$194,208	16%	(3%)

Operating margin (f)	27.7%	25.9%	28.3%
Adjusted net income (g)	$148,107	$112,433	$149,981	32%	(1%)

Diluted adjusted net income per share	$1.12	$0.85	$1.13	32%	(1%)

Diluted weighted average shares	132,696,257	132,393,664	132,980,861	0%	(0%)
Effective tax rate (h)	15.9%	24.6%	17.1%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Year Ended
($ in thousands, except per share data)	December 31, 2017	December 31, 2016	% Change
Revenues:
Financial Advisory	1,387,682	1,301,048	7%
Asset Management	1,239,661	1,030,711	20%
Corporate	27,197	12,580	NM

Operating revenue (b)	$2,654,540	$2,344,339	13%

Expenses:
Adjusted compensation and benefits expense (c)	$1,481,062	$1,325,325	12%

Ratio of adjusted compensation to operating revenue	55.8%	56.5%
Non-compensation expense (d)	$460,678	$433,713	6%

Ratio of non-compensation to operating revenue	17.4%	18.5%
Earnings:
Earnings from operations (e)	$712,800	$585,301	22%

Operating margin (f)	26.8%	25.0%
Adjusted net income (g)	$500,521	$409,697	22%

Diluted adjusted net income per share	$3.78	$3.09	22%

Diluted weighted average shares	132,479,728	132,633,630	(0%)
Effective tax rate (h)	24.1%	23.7%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

COMPENSATION AND BENEFITS - ANALYSIS

(unaudited)

($ in millions except share price)

	2010	2011	2012	2013	2014	2015	2016	2017
ADJUSTED U.S. GAAP BASIS (c)
Base salary	$303.4	$344.2	$353.2	$339.3	$354.0	$355.8	$372.7	$404.9
Benefits and other	149.5	162.2	162.6	191.2	215.6	228.3	201.9	243.4
Cash incentive compensation	472.8	372.4	367.2	368.5	432.9	413.9	398.3	465.5

Total cash compensation, benefits and other	925.7	878.8	883.0	899.0	1,002.5	998.0	972.9	1,113.8
Amortization of deferred incentive awards	240.5	289.4	334.8	297.6	299.2	320.8	352.4	367.3

Compensation and benefits - Adjusted U.S. GAAP basis (i)	$1,166.2	$1,168.2	$1,217.8	$1,196.6	$1,301.7	$1,318.8	$1,325.3	$1,481.1

% of Operating Revenue	58.9%	62.0%	61.8%	58.8%	55.6%	55.4%	56.5%	55.8%
AWARDED BASIS
Total cash compensation and benefits (per above)	$925.7	$878.8	$883.0	$899.0	$1,002.5	$998.0	$972.9	$1,113.8
Deferred year-end incentive awards	292.7	282.4	272.4	291.0	325.2	336.1	342.4	351.0
Compensation and benefits before sign-on and other special deferred incentive awards	1,218.4	1,161.2	1,155.4	1,190.0	1,327.7	1,334.1	1,315.3	1,464.8
Sign-on and other special deferred incentive awards (j)	27.3	40.0	42.1	22.1	14.2	26.4	29.9	36.2

Total Compensation and benefits - Notional	1,245.7	1,201.2	1,197.5	1,212.1	1,341.9	1,360.5	1,345.2	1,501.0
Adjustment for actual/estimated forfeitures (k)	(27.8)	(28.0)	(27.4)	(27.3)	(25.4)	(27.2)	(27.9)	(25.3)

Compensation and benefits - Awarded (l)	$1,217.9	$1,173.2	$1,170.1	$1,184.8	$1,316.5	$1,333.3	$1,317.3	$1,475.7

% of Operating Revenue - Awarded Basis(l)	61.6%	62.3%	59.4%	58.2%	56.3%	56.0%	56.2%	55.6%
Memo:
Total value of deferred equity-based year end incentive awards	$261.4	$192.7	$183.3	$180.9	$219.0	$267.7	$234.8	TBD
Equity-based year end awards - share equivalents (‘000)	5,775	6,932	4,929	4,146	4,329	7,778	5,395	TBD
Price at issuance	$45.26	$27.80	$37.19	$43.62	$50.60	$34.42	$43.43	TBD
Deferred compensation awards ratio (m)	24.0%	24.3%	23.6%	24.5%	24.5%	25.2%	26.0%	24.0%

Operating revenue	$1,978.5	$1,883.9	$1,970.8	$2,034.3	$2,340.2	$2,380.1	$2,344.3	$2,654.5

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Reconciliation of U.S. GAAP to Adjusted Statement of Operations and Notes to Financial Schedules.

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	December 31, 2017	September 30, 2017	December 31, 2016	Qtr to Qtr	YTD
Equity:
Emerging Markets	$52,349	$49,548	$41,363	5.7%	26.6%
Global	43,663	40,505	30,567	7.8%	42.8%
Local	42,650	40,761	36,243	4.6%	17.7%
Multi-Regional	70,696	67,707	54,668	4.4%	29.3%

Total Equity	209,358	198,521	162,841	5.5%	28.6%
Fixed Income:
Emerging Markets	17,320	17,243	15,580	0.4%	11.2%
Global	4,109	4,213	3,483	(2.5%)	18.0%
Local	4,497	4,447	4,245	1.1%	5.9%
Multi-Regional	9,154	9,134	7,847	0.2%	16.7%

Total Fixed Income	35,080	35,037	31,155	0.1%	12.6%
Alternative Investments	2,846	2,668	2,422	6.7%	17.5%
Private Equity	1,478	1,475	1,253	0.2%	18.0%
Cash Management	697	424	239	64.4%	191.6%

Total AUM	$249,459	$238,125	$197,910	4.8%	26.0%

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
AUM - Beginning of Period	$238,125	$205,440	$197,910	$186,380
Net Flows	137	(2,705)	3,090	160
Market and foreign exchange appreciation (depreciation)	11,197	(4,825)	48,459	11,370

AUM - End of Period	$249,459	$197,910	$249,459	$197,910

Average AUM	$243,815	$200,454	$226,525	$194,808

% Change in average AUM	21.6%		16.3%

Note: Average AUM generally represents the average of the monthly ending AUM balances for the period.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
($ in thousands, except per share data)	2017	2017	2016	2017	2016
Operating Revenue
Net revenue - U.S. GAAP Basis	$678,808	$624,859	$691,565	$2,644,311	$2,333,371
Adjustments:
Revenue related to noncontrolling interests (n)	(3,149)	(5,039)	(8,343)	(16,228)	(20,614)
(Gains) losses related to Lazard Fund Interests (“LFI”) and other similar arrangements	(5,545)	(4,875)	1,389	(23,526)	(3,318)
MBA Lazard acquisition adjustment (o)	—	—	(12,668)	—	(12,668)
Interest expense	12,506	12,380	13,255	49,983	47,568

Operating revenue, as adjusted (b)	$682,620	$627,325	$685,198	$2,654,540	$2,344,339

Compensation and Benefits Expense
Compensation and benefits expense - U.S. GAAP Basis	$374,673	$361,787	$381,267	$1,512,873	$1,340,543
Adjustments:
(Charges) credits pertaining to LFI and other similar arrangements	(5,545)	(4,875)	1,389	(23,526)	(3,318)
Compensation related to noncontrolling interests (n)	(2,201)	(2,473)	(6,791)	(8,285)	(11,900)

Compensation and benefits expense, as adjusted (c)	$366,927	$354,439	$375,865	$1,481,062	$1,325,325

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$148,145	$118,860	$153,442	$508,538	$475,367
Adjustments:
Expenses associated with ERP system implementation (p)	(9,917)	(6,530)	—	(25,308)	—
Expenses related to office space reorganization (q)	(6,781)	(1,412)	—	(11,354)	—
Charges pertaining to Senior Debt refinancing (r)	—	—	(3,148)	—	(3,148)
Amortization and other acquisition-related costs (s)	(4,511)	(172)	(34,777)	(9,514)	(36,614)
Non-compensation expense related to noncontrolling interests (n)	(346)	(239)	(392)	(1,684)	(1,892)

Non-compensation expense, as adjusted (d)	$126,590	$110,507	$115,125	$460,678	$433,713

Pre-Tax Income and Earnings From Operations
Operating Income - U.S. GAAP Basis	$358,536	$144,212	$156,856	$825,446	$517,461
Adjustments:
Reduction of tax receivable agreement obligation (“TRA”) (t)	(202,546)	—	—	(202,546)	—
Expenses associated with ERP system implementation (p)	9,917	6,530	—	25,308	—
Expenses related to office space reorganization (q)	6,781	1,412	—	11,354	—
Charges pertaining to Senior Debt refinancing (r)	—	—	3,747	—	3,747
MBA Lazard acquisition adjustment (o)	—	—	(12,668)	—	(12,668)
Acquisition-related costs (benefits) (s)	4,012	(612)	34,092	6,580	34,092
Net income related to noncontrolling interests (n)	(603)	(2,330)	(1,005)	(6,264)	(5,994)

Pre-tax income, as adjusted	176,097	149,212	181,022	659,878	536,638
Interest expense	12,506	12,380	12,501	49,983	46,796
Amortization (LAZ only)	500	787	685	2,939	1,867

Earnings from operations, as adjusted (e)	$189,103	$162,379	$194,208	$712,800	$585,301

Net Income (loss) attributable to Lazard Ltd
Net income (loss) attributable to Lazard Ltd - U.S. GAAP Basis	($83,558)	$109,210	$127,982	$253,583	$387,698
Adjustments:
Reduction of deferred tax assets (net of TRA reduction) (t)	216,928	—	—	216,928	—
Expenses associated with ERP system implementation (p)	9,917	6,530	—	25,308	—
Expenses related to office space reorganization (q)	6,781	1,412	—	11,354	—
Charges pertaining to Senior Debt refinancing (r)	—	—	3,747	—	3,747
MBA Lazard acquisition adjustment (o)	—	—	(12,668)	—	(12,668)
Acquisition-related costs (benefits) (s)	4,012	(612)	34,092	6,580	34,092
Valuation Allowance for changed tax laws (u)	—	—	12,347	—	12,347
Tax benefit allocated to adjustments	(5,973)	(4,107)	(15,519)	(13,232)	(15,519)

Net income, as adjusted (g)	$148,107	$112,433	$149,981	$500,521	$409,697

Diluted net income (loss) per share:
U.S. GAAP Basis	($0.70)	$0.82	$0.96	$1.91	$2.92
Non-GAAP Basis, as adjusted	$1.12	$0.85	$1.13	$3.78	$3.09

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(b)	A non-GAAP measure which excludes (i) revenue related to non-controlling interests (see (n) below), (ii) (gains)/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (iii) for the three and twelve month periods ended December 31, 2016, a gain relating to the Company’s acquisition of MBA Lazard (see (o) below), (iv) interest expense primarily related to corporate financing activities, and (v) for the three and twelve month periods ended December 31, 2016, excess interest expense pertaining to Senior Debt refinancing (see (r) below).
(c)	A non-GAAP measure which excludes (i) (charges)/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, and (ii) compensation and benefits related to noncontrolling interests (see (n) below).
(d)	A non-GAAP measure which excludes (i) for the three and twelve month periods ended December 31, 2017 and for the three month period ended September 30, 2017, expenses associated with ERP system implementation (see (p) below), (ii) for the three and twelve month periods ended December 31, 2017 and for the three month period ended September 30, 2017, expenses related to office space reorganization (see (q) below), (iii) for the three and twelve month periods ended December 31, 2016, charges pertaining to Senior Debt refinancing (see (r) below), (iv) amortization and other acquisition-related costs (see (s) below), and (v) expenses related to noncontrolling interests (see (n) below).
(e)	A non-GAAP measure which excludes (i) for the three and twelve month periods ended December 31, 2017, a benefit relating to the reduction in our Tax Receivable Agreement obligation (see (t) below), (ii) for the three and twelve month periods ended December 31, 2017 and for the three month period ended September 30, 2017, expenses associated with ERP system implementation (see (p) below), (iii) for the three and twelve month periods ended December 31, 2017 and for the three month period ended September 30, 2017, expenses related to office space reorganization (see (q) below), (iv) for the three and twelve month periods ending December 31, 2016, charges pertaining to Senior Debt refinancing (see (r) below), (v) for the three and twelve month periods ended December 31, 2016, a gain relating to the Company’s acquisition of MBA Lazard (see (o) below), (vi) amortization and other acquisition-related costs (benefits) (see (s) below), (vii) net revenue and expenses related to noncontrolling interests (see (n) below), and (viii) interest expense primarily related to corporate financing activities.
(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure.
(g)	A non-GAAP measure which excludes (i) for the three and twelve month periods ended December 31, 2017, a charge primarily relating to the reduction in certain deferred tax assets with an offsetting benefit relating to the reduction in our Tax Receivable Agreement obligation (see (t) below), (ii) for the three and twelve month periods ended December 31, 2017 and for the three month period ended September 30, 2017, expenses associated with ERP system implementation (see (p) below), (iii) for the three and twelve month periods ended December 31, 2017 and for the three month period ended September 30, 2017, expenses related to office space reorganization (see (q) below), (iv) for the three and twelve month periods ended December 31, 2016, charges pertaining ot Senior Debt refinanicng, net of tax benefits (see (r) below), (v) for the three and twelve month periods ended December 31, 2016, a gain relating to the Company’s acquisition of MBA Lazard (see (o) below), (vi) amortization and other acquisition-related costs, net of tax benefits (see (s) below), and (vii) for the three and twelve month periods ended December 31, 2016, valuation allowance on state UBT credit (see (u) below).
(h)	Effective tax rate is a non-GAAP measure based upon the U.S. GAAP rate with adjustments for the tax applicable to the non-GAAP adjustments to operating income, generally based upon the effective marginal tax rate in the applicable jurisdiction of the adjustments. The computation is based on a quotient, the numerator of which is the provision for income taxes of $27,990, $36,779 and $31,041 for the three month periods ended December 31, 2017, September 30, 2017, and December 31, 2016, respectively, $159,357 and $126,941 for the twelve month periods ended December 31, 2017 and 2016, respectively, and the denominator of which is pre-tax income of $176,097, $149,212 and $181,022 for the three month periods ended December 31, 2017, September 30, 2017 and December 31, 2016, respectively, $659,878 and $536,638 for the twelve month periods ended December 31, 2017 and 2016, respectively. The three and twelve month periods ended December 31, 2017, exclude a charge relating to the reduction of deferred tax assets (see (t) below). The three and twelve month periods ended December 31, 2016, excludes valuation allowance for changed tax laws (see (u) below).

(i)	A reconciliation of U.S. GAAP compensation and benefits expense to compensation and benefits expense, as adjusted:

	Year Ended December 31,
($ in thousands)	2010	2011	2012	2013	2014	2015	2016	2017
Compensation & benefits expense - U.S. GAAP Basis	$1,194,168	$1,168,945	$1,351,129	$1,278,534	$1,313,606	$1,319,746	$1,340,543	$1,512,873
Adjustments:
Charges pertaining to cost saving initiatives	—	—	(99,987)	(51,399)	—	—	—	—
Charges pertaining to staff reductions	—	—	(21,754)	—	—	—	—	—
(Charges) credits pertaining to LFI and other similar arrangements comp. liability	—	3,024	(7,557)	(14,099)	(7,326)	3,827	(3,318)	(23,526)
Charges pertaining to Private Equity incentive compensation	—	—	—	(12,203)	—	—	—	—
Acceleration of restricted stock unit vesting related to retirement policy change	(24,860)	—	—	—	—	—	—	—
Compensation related to noncontrolling interests (n)	(3,098)	(3,740)	(4,040)	(4,232)	(4,567)	(4,776)	(11,900)	(8,285)

Compensation & benefits expense, as adjusted	$1,166,210	$1,168,229	$1,217,791	$1,196,601	$1,301,713	$1,318,797	$1,325,325	$1,481,062

(j)	Special deferred incentive awards are granted outside the year end compensation process and include grants to new hires, retention awards, and performance units earned under PRSU grants.
(k)	Under U.S. GAAP, an estimate is made for future forfeitures of the deferred portion of such awards. This estimate is based on both historical experience and future expectations. The result reflects the cost associated with awards that are expected to vest. This calculation is undertaken in order to present awarded compensation on a similar basis to GAAP compensation. Amounts for 2010-2013 represent actual forfeiture experience. The 2014-2017 amounts represent estimated forfeitures.
(l)	Awarded Compensation and Benefits has been restated to eliminate the year-end foreign exchange adjustment to better align awarded compensation with revenue. The impact of the change is not material.
(m)	Deferred compensation awards ratio is deferred year-end incentive awards, divided by total awarded compensation excluding sign-on and other special deferred incentive awards and actual/estimated forfeitures.
(n)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure.
(o)	In 2016 the Company incurred a gain relating to the acquisition of MBA Lazard resulting from the increase in fair value of the Company’s investment in an acquiree.
(p)	Represents expenses associated with Enterprise Resource Planning (ERP) system implementation.
(q)	Represents incremental rent expense and lease abandonment costs related to office space reorganization and an onerous lease provision.
(r)	In 2016 The Company incurred charges related to the extinguishment of $98 million of the 6.85% Senior Notes maturing in June 2017 and the issuance of $300 million of 3.625% notes maturing in March 2027. The charges include a pre-tax loss on the extinguishment of $3.1 million and excess interest expense of $0.6 million (due to the delay between the issuance of the 2027 notes and the settlement of the 2017 notes).
(s)	Represents the change in fair value of the contingent consideration associated with certain business acquisitions.
(t)	In 2017, as a result of the 2017 US Tax Cuts and Jobs Act, the Company incurred a charge of approximately $420 million primarily relating to the reduction in certain deferred tax assets, with an offsetting benefit of approximately $203 million relating to the reduction in our Tax Receivable Agreement obligation.
(u)	Represents valuation allowance associated with a change in NYC UBT tax laws.

NM	Not meaningful

TBD	To be determined